Pangaea Logistics Solutions Ltd. Announces Purchase of Vessel

Addition of Panamax to bring owned fleet to 21

NEWPORT, RI – March 8, 2021- Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL), a global provider of comprehensive maritime logistics solutions, announced it has purchased a vessel to add to its operating fleet. The ship was purchased in the second-hand market for USD 18.3 million. The vessel is expected to be delivered to Pangaea by July 2021, after the delivery of two of the total four ice class newbuild vessels, which will bring the owned fleet to 21. “This 2013 Toyohashi-built 78,000 dwt dry bulk vessel fits well into our core fleet and is expected to operate alongside the Bulk Pangaea and Bulk PODS in our Jamaican trade,” said Ed Coll, Pangaea’s Chief Executive Officer. “We are happy to take another step in our effort to renew our owned fleet with high quality and efficient tonnage to provide our clients with best-in-class service. This ship, to be named Bulk Promise, will bring our owned fleet to 21 vessels after taking delivery of two ice class newbuild vessels expected in the second quarter.”

About Pangaea Logistics Solutions Ltd.

Pangaea Logistics Solutions Ltd. (NASDAQ: PANL) provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

Investor Relations Contacts

Gianni Del Signore	Tiya Gulanikar
Chief Financial Officer	Prosek Partners
401-846-7790	646-818-9288
Investors@pangaeals.com	tgulanikar@prosek.com

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company disclaims any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise, except as required by law. Such risks and uncertainties include, without limitation, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors, as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov.